Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333‑225579) on Form S-8 of W. R. Berkley Corporation of our report dated June 25, 2024, with respect to the financial statements and the supplemental schedule of the W. R. Berkley Corporation Profit Sharing Plan.

/s/ KPMG LLP
New York, New York
June 25, 2024